UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM SD

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SPECIALIZED DISCLOSURE REPORT

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Hologic, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	1-36214	04-2902449
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

250 Campus Drive Marlborough, Massachusetts	01752
(Address of principal executive offices)	(Zip Code)

Karleen M. Oberton	Telephone (508) 263-2900
(Name and telephone number, including area code, of the person to contact in connection with this report)

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Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2021.

SECTION 1 - Conflict Minerals Disclosure
Items 1.01 and 1.02 Conflict Minerals Disclosure and Report, Exhibit
A copy of Hologic, Inc.’s Conflict Minerals Report is provided as Exhibit 1.01 to this Form SD, and is publicly available at investors.hologic.com.
The content of any website referred to in this Form SD, including any exhibit hereto, is included for general information only and is not incorporated by reference in this Form SD.
SECTION 2 - Exhibits
Item 2.01 Exhibits.
(a)Exhibits

Exhibit Number	Description

Exhibit 1.01	Conflict Minerals Report of Hologic, Inc.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

HOLOGIC, INC.

Date: May 27, 2022	By:	/s/ Karleen M. Oberton
	Name:	Karleen M. Oberton
	Title:	Chief Financial Officer